Exhibit 23.3



                CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS




To LIN Broadcasting Corporation:

As independent public accountants, we hereby consent to the incorporation of our report dated February 23,1994 on Garden State Cablevision L.P. and included in LIN Broadcasting Corporation's Form lO-K into LIN Broadcasting Corporation's previously filed Registration Statement File No. 33-39282. It should be noted that we have not audited any financial statements of Garden State Cablevision L.P. subsequent to December 31,1993 or performed any audit procedures subsequent to the date of our report.


                              ARTHUR ANDERSEN & CO.

Philadelphia, Pa.
March 30, 1994